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                            STOCK OPTION AGREEMENT


         THIS AGREEMENT, dated as of the 19th day of October, 1998, by and between AFP IMAGING CORPORATION, a New York corporation with offices at 250 Clearbrook Road, Elmsford, New York 10533 (the "Company") and Robert L. Rosen, with a business office at 825 Third Avenue, New York, New York 10022 (the "Optionee").

                             W I T N E S S E T H:

         WHEREAS, the Optionee has this date entered into an amendment to his Consulting Agreement with the Company ("Consulting Agreement") pursuant to which the Optionee will provide advisory services for the Company for a three
(3) year term commencing October 19, 1998 (the "Term"); and

         WHEREAS, as partial consideration for the services to be performed by the Optionee under the Consulting Agreement, and in partial substitution of options initially provided for in the Consulting Agreement prior to amendment, which options are canceled simultaneously with the issuance hereof, an option to purchase 300,000 common shares of the Company at a per share exercise price of $0.75.

         NOW, THEREFORE, in consideration of the Optionee entering into the amended Consulting Agreement, and for other good and valuable consideration, the Company hereby grants to the Optionee an option to purchase Common Shares, $.01 par value per share ("Common Shares"), of the Company on the following terms and conditions:

         1. Option.

         The Company hereby grants to the Optionee non qualified stock options to purchase, until 5:00 p.m. New York City time, on October 19, 2002 (the "Termination Date"), up to an aggregate of Three Hundred Thousand (300,000) fully paid and non-assessable Common Shares (the "Shares").

         2. Purchase Price.

         The purchase price per Share shall be $0.75 (the "Exercise Price"). The Company shall pay all original issue or transfer taxes on the exercise of the options and all other fees and


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expenses necessarily incurred by the Company in connection therewith,

         3. Exercise of Option.

         (a) The Optionee shall notify the Company by registered or certified mail, return receipt requested, addressed to its principal office as to the number of Shares which Optionee desires to purchase under the options herein granted. Payment (by cash or certified check) of the option price therefor as specified in Paragraph 2 above shall be made within two (2) trading days of delivery of such notice of exercise to the Company in the event the Company does not deliver a Cash Settlement Notice, as defined in Section 11 of the Settlement Agreement dated as of October 19, 1998 by and among the Company, the Optionee, Vozick and Rabinovitch ("Settlement Agreement") within one (1) trading date after the receipt of Optionee's notice of exercise. As soon as practicable thereafter (and in any event within three (3) trading days of the Company's receipt of the option price in cash or certified funds, the Company shall cause to be sent to the Optionee certificates issued in the Optionee's name evidencing the Shares purchased by the Optionee.

         (b) The option granted hereunder may be exercised by the Optionee at any time commencing on the first day of the Term and continuing through the Termination Date.

         4. Divisibility and Non-Assignability of the Option.

         (a) The Optionee may exercise the option herein granted from time to time subject to the provisions above with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one hundred (100) Shares at any one time, or the remaining Shares covered by the option if less than one hundred (100).

         (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein without subjecting the option to the rights of the Company set forth in Section 11 of the Settlement Agreement.

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         5. Stock as Investment.

         (a) By accepting this option, the Optionee agrees for himself, his heirs and legatees that any and all shares of Common Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the option granted hereunder, the Optionee, or his heirs or legatees receiving such shares, shall deliver to the Company a representation in writing, that such shares are being acquired in good faith for investment purposes only and not for sale or distribution. Company may place a "stop transfer" order with respect to such shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such shares.

         (b) Unless a registration statement covering the shares issuable upon the exercise of the Option is current, such shares will be restricted securities. Sales of such restricted securities may be made only in compliance with an available exemption from such registration. The Company represents and warrants that the shares of Common Stock issuable upon exercise hereof are registered under the Securities Act of 1933, as amended, under Registration Statement on Form S-8, File No. 333-43601 and the Company undertakes to use its best efforts to keep such Form S-8 Registration Statement current.

         6. Restriction on Issuance of Shares.

         The Company shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any option granted hereunder unless
(a) the issuance of such shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Company shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares, if required, shall have been given by any national securities exchange on which the Common Shares of the Company are at the time of issuance listed.

         7. Withholding. To the extent the Company is required to withhold taxes upon the Optionee's exercise of this option under

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law or regulation then in effect, Optionee agrees to cooperate with the
Company to take all steps necessary or appropriate for any such required withholding of taxes.

         8. Recapitalization.

         In the event of changes in the outstanding Common Shares by reason of stock dividends, stock splits, recapitalizations, or reorganizations, the number and class of Shares as to which the option may be exercised shall be correspondingly increased to reflect an increase in the outstanding Common Shares or decreased to reflect a decrease in the outstanding Common Shares, and the exercise price shall be inversely adjusted by the Company so that the aggregate option price for all shares covered after the change in outstanding Common Shares shall be the same as the aggregate Exercise Price for the Common Shares remaining subject to such option immediately prior to the change in the outstanding shares of Common Shares. No adjustment shall be made with respect to stock dividends or splits which do not exceed 2% in any fiscal year, cash dividends or the issuance to shareholders of the Company of rights to subscribe for additional Common Shares or other securities, or rights of preferred stockholders to receive shares of Common Shares in lieu of cash dividends. Neither the issuance of convertible securities, other than as a dividend, nor the conversion or exercise of any security which may be outstanding from time to time shall be characterized as a recapitalization or a reorganization.

         Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Company or its subsidiaries.

         9. Effect of Mergers, Consolidations or Sales of Assets.

         In the event of any consolidation or merger of the Grantor with or into another company not a wholly owned subsidiary of Grantor, or the conveyance of all or substantially all of the

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assets of the Grantor to another company, each then outstanding option shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of the Grantor would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board of Directors of the Grantor (or successor entity) shall be made as set forth above with respect to any future changes in the capitalization of Grantor or its successor entity.

         10. Binding Effect.

         Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

         11. No Rights in Option Stock.

         Optionee shall have no rights as a shareholder in respect of Common Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

         12. Miscellaneous.

         This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement. References in this Agreement to the pronouns "him," "he" and "his" are not intended to convey the masculine gender alone and are employed in a generic sense and apply equally to the feminine gender or to an entity.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                        AFP IMAGING CORPORATION

                                        By:
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                                        ACCEPTED AND AGREED TO:


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